UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 26, 2018

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

875 Prospect Street, Suite 304 La Jolla, CA 92037
(Address of principal executive offices)

(858) 459-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Oklahoma City 45 Purchase and Sale Agreement

On November 26, 2018, Reven Housing REIT, Inc, acting through a wholly-owned subsidiary (the “Company”), entered into a Single Family Homes Real Estate Purchase and Sale Agreement (the “Agreement”) with Signature Holdings, LLC, WRG Investments, LLC, Foster Signature Investments, LLC, and Lone Oak Run Investment Holdings, LLC (collectively, the “Sellers”), to purchase a portfolio of up to 45 single-family homes located in the Oklahoma City, Oklahoma metropolitan area from the Sellers. The Sellers are unaffiliated with the Company. The Agreement provides for a deposit of $100,315 and a total contract purchase price for the 45 properties of $10,031,581, including closing costs and subject to certain adjustments.

On December 28, 2018, the Company conducted an initial closing under the Agreement pursuant to which it purchased 27 single family homes for approximately $5.75 million, exclusive of closing costs.

On February 1, 2019, the Company and the Sellers entered into two separate Amendments to Real Estate Purchase and Sale Agreement (“Amendments”) pursuant to which the total number of homes remaining to be purchased under the Agreement was reduced from 18 to 12, and the total remaining purchase price was reduced to $2,785,645, subject to adjustments in accordance with the provisions of the Agreement.

The foregoing description of the Amendments are qualified in their entirety by reference to the full text of the Amendments, which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed with this report:

Exhibit 10.1	Amendment to Real Estate Purchase and Sale Agreement dated February 1, 2019.
Exhibit 10.2	Amendment to Real Estate Purchase and Sale Agreement dated February 1, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: February 6, 2019	/s/ Chad M. Carpenter
Chad M. Carpenter,
Chief Executive Officer